FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

April 15, 2004

COMPUSONICS VIDEO CORPORATION

(Exact Name of Registrant as specified in its charter)

    COLORADO

0-14200

     84-1001336

    (State or other jurisdiction

(Commission file number)

      (I.R.S. Employer

    of incorporation or

 Identification Number)

    organization)

   32751 Middlebelt Road, Ste. B

   Farmington Hills, MI

   48334

   (Address of Principal Executive Offices)

               (Zip Code)

Registrant's telephone number, including area code:  (248) 851-5651

                            N/A

Former name or former address, if changed from last report

Item 5:

Other events.

On March 31, 2004, the Company delivered to TreeCAD Engineering, Ltd, a company domiciled in Cyprus, two million shares of Class D Restricted Convertible Preferred Stock. The shares of the above stock were held in escrow contingent upon the completion of a valid license agreement between TreeCAD Engineering, Ltd and TreeSoft USA, Inc, and pending development by TreeCAD of the translation from German to English internet home page of TreeSoft USA, Inc. TreeCAD Engineering. Ltd has fulfilled the above requirements, and is the legitimate owner of Class D Convertible Preferred Stock of the Company. The other two million shares of the same type of stock are being held in escrow, contingent upon the fulfillment of certain other requirements, as being stated in the purchase agreement dated March 25, 2003.

In exchange for the above consideration delivered to TreeCAD Engineering, Ltd and the consideration currently held in escrow, the Company fully acquired TreeSoft USA, Inc initially owned by TreeCAD Engineering, Ltd. TreeSoft USA Inc, possesses a valuable intangible asset, called “License Agreement”. This asset represents the rights to distribute Electrical –CAD (E-CAD) software products, the rights to use the trademarks, product names, logos, artwork and sales promotion material, patents and product documentation, and all other rights specified in the License Agreement dated March 25, 2003.

The Company is reflecting this transaction in its books as of March 31, 2004. The value of the total consideration for the acquisition of TreeSoft USA, Inc is determined to be $1,800,000. The Company is recording only the value received by TreeCAD Engineering, Ltd, as of March 31, 2004, which is $900,000. The acquisition cost of TreeSoft USA, Inc will be adjusted when the other consideration currently held in escrow is released to TreeCAD Engineering, Ltd.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  April 15, 2004

COMPUSONICS VIDEO CORPORATION

By   /s/ Thomas W. Itin

Thomas W. Itin

Chairman